Exhibit 10.8

Summary Description of the Directors Compensation Program

Members of the Company’s Board of Directors who are not Company employees receive an annual retainer of $100,000, which is intended to cover all regularly scheduled meetings of the Board and its committees.

The Chairs of Board committees receive additional annual retainers. For the Chair of the Audit Committee, the retainer is $25,000; for the Chair of the Board Affairs and Nominating Committee, the retainer is $10,000; and for the Chair of the Compensation Committee, the retainer is $20,000. The retainer for the Lead Director is $35,000.

All independent directors also receive an annual deferred stock unit grant. The number of shares covered by each grant is equal to $160,000 (based on the 20-day average stock price through March 31, in the year of the grant, a methodology consistent with the calculation for other executive equity awards), rounded up to the next one-share increment. The deferred stock units are settled upon termination of service as a director. Directors may also defer their annual retainers, committee chair retainers, and meeting fees in a deferred stock unit account.

A director who is an employee of Grainger or any Grainger subsidiary does not receive any retainer fees for Board or Board committee service, Board or Board committee meeting attendance fees, or stock options or stock units under the Director Stock Plan.

Stock ownership guidelines applicable to non-employee directors were established in 1998. These guidelines provide that within five years after election, a director must own Grainger common stock and common stock equivalents having a value of at least five times the annual retainer fee for serving on the Board